                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C., 20549

                                                               FORM 8-K

                                                            CURRENT REPORT

                                                Pursuant to Section 13 or 15(d) of the
                                                    Securities Exchange Act of 1934

                                                             July 24, 2001
                                           Date of Report (Date of earliest event reported)

                                                          Acxiom Corporation
                                        (Exact name of registrant as specified in its charter)

              Delaware                                 0-13163                              71-0581897
           (State or other                           (Commission                           (IRS Employer
           jurisdiction of                          File Number)                        Identification No.)
           incorporation)

      P.O. Box 8180, 1 Information Way, Little Rock, Arkansas                               72203-8180
           (Address of principal executive offices)                                         (Zip Code)

                                  Registrant's telephone number, including area code: (501) 342-1000

ITEM 5.           OTHER EVENTS AND REGULATION FD DISCLOSURE

On July 23, 2001, Acxiom Corporation (the "Acxiom" or the "Company") issued a press release announcing its financial results for the first quarter of fiscal 2002 and held a telephone conference call on July 24, 2001 regarding its financial results for the first quarter. Acxiom's press release and prepared comments for the conference call are attached as exhibits to this report and are incorporated herein by reference.

This Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially; such statements include but are not necessarily limited to the following: 1) that sales of
AbiliTec will continue to be strong; 2) that there will continue to be strong customer demand for AbiliTec; 3) that AbiliTec will continue to drive the long-term success of the Company; 4) that the Company is quickly accomplishing its goal of AbiliTec becoming the de facto standard for Customer Data Integration; 5) that AbiliTec can provide tremendous value to companies that seek to grow revenue, satisfy customers and control costs; 6) that the adoption of subscription revenue recognition for AbiliTec revenues was the right choice for the Company and that such adoption will have the expected impact and effect upon the Company, including, but not limited to, many long-term benefits, a better matching of cash flow to earnings, and that it will allow the business of Acxiom to be more predictable and transparent; 7) that the write-offs and charges are appropriate; 8) that the revenue and earnings projections will be within the indicated ranges; 9) that the adoption of SAB 101 and SFAS No. 142 will have the anticipated impacts; 10) that the Company will be able to effectively implement and continue its expense reduction efforts, within the indicated ranges; 11) that the Company's cash flow will be within the indicated range; 12) that the indicated revenue, earnings per share, cash flow, tax rate, depreciation, amortization, capital expenditures, software development and the indicated growth rates for future periods will be within the indicated amounts and ranges; 13) that the Company is confident of its ability to meet the forecasted Q2 and FY 2002 expectations; 14) that the Company will be able to amend its credit arrangements satisfactorily; and 15) that the economic environment and business conditions will remain difficult to predict and that general economic activity could continue to decline;
16) the positioning of the Company for significant long term success when the economy recovers. The following are important factors, among others, that could cause actual results to differ materially from these forward-looking statements. With regard to all statements regarding AbiliTec: the complexity and uncertainty regarding the development of new software and high technologies; the difficulties associated with developing new AbiliTec products and AbiliTec Enabled Services; the loss of market share through competition or the acceptance of these or other Company offerings on a less rapid basis than expected; changes in the length of sales cycles; the introduction of competent, competitive products or technologies by other companies; changes in the consumer and/or business information industries and markets; the Company's ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the impact of changing legislative, accounting, regulatory and consumer environments in the geographies in which AbiliTec will be deployed. With regard to the statements that generally relate to the business of the Company, all of the above factors: the possibility that certain contracts may not be closed or closed within the anticipated time frames; the possibility that economic or other conditions might lead to a reduction in demand for the Company's products and services; the possibility that the current economic slowdown may worsen and/or persist for an unpredictable period of time; the possibility that significant customers may experience extreme, severe economic difficulty; the continued ability to attract and retain qualified technical and leadership associates and the possible loss of associates to other organizations; the ability to properly motivate the sales force and other associates of the Company; the ability to achieve cost reductions and avoid unanticipated costs; the possibility that the Company will not be able to amend its credit arrangements within the indicated time frame; the continued availability of credit upon satisfactory terms and conditions; changes in the legislative, accounting, regulatory and consumer environments affecting the Company's business including but not limited to litigation, legislation, regulations and customs relating to the Company's ability to collect, manage, aggregate and use data; data suppliers might withdraw data from the Company, leading to the Company's inability to provide certain products and services; short-term contracts affect the predictability of the Company's revenues; the possibility that the amount of ad hoc project work will not be as expected; the potential loss of data center capacity or interruption of telecommunication links; postal rate increases that could lead to reduced volumes of business; customers that may cancel or modify their agreements with the Company; the successful integration of any acquired businesses; and other competitive factors. With respect to the providing of products or services outside the Company's primary base of operations in the U.S.: all of the above factors and the difficulty of doing business in numerous sovereign jurisdictions due to differences in culture, laws and regulations. Other factors are detailed from time to time in the Company's periodic reports and registration statements filed with the United States Securities and Exchange Commission. Acxiom believes that it has the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast. Acxiom undertakes no obligation to update the information contained in this press release or any other forward-looking statement.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  (c) Exhibits.

                       99(a)    July 23, 2001 Press Release.

                       99(b)   Acxiom's prepared comments for the July 24, 2001 telephone conference call discussing Acxiom's first quarter results.

                                                               SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              Acxiom Corporation

Date:    July 24, 2001                                           /s/ Catherine L. Hughes
                                                              --------------------------------------------
                                                              Catherine L. Hughes
                                                              Secretary and Corporate Counsel

                                                                                                                       EXHIBIT 99(a)

For more information, contact
Robert S. Bloom
Acxiom Finance Leader
Acxiom Corporation
(501) 342-1321
                                                    Acxiom(R)Announces First Quarter
                                                   Results in Line with Expectations

LITTLE ROCK, Ark.-- July 23, 2001-- Acxiom(R)Corporation (Nasdaq:ACXM), today reported revenue and earnings for the first quarter of fiscal 2002 ended June 30, 2001, that met expectations the Company established on June 25, 2001. Acxiom will hold a conference call at 8:00 a.m. CDT on July 24, 2001 to discuss this information further. Interested parties are invited to listen to the call, which will be broadcast via the Internet at WWW.ACXIOM.COM.
--------------

Revenues and Earnings
Revenue for the first quarter of $205.0 million met earlier guidance and was below the previous year's first-quarter revenue of
$239.6 million. As previously announced, the Company restructured operations in reaction to this anticipated revenue shortfall.
This restructuring resulted in a loss for the quarter of $.71 per share, which was also in line with previous guidance. This restructuring includes special charges (reflected as gains, losses and non-recurring items) of $45 million, and approximately $26 million in operating expenses. Also in the quarter, the Company incurred approximately $18 million in expenses prior to the decision to restructure the operations, which will not repeat in future quarters.

On a combined basis, the $71 million in special charges and operating expenses associated with the restructuring is slightly lower than the June 25 guidance, in which the Company projected that the restructuring of operations would result in a charge of $80 million to $90 million. Before all of these non-recurring items, the operating loss for the quarter was $4 million and the loss per share was $.07. This compares to first-quarter diluted earnings per share of $.24 last year. As projected in the Company's June 25,
2001 press release, the operating loss and per share loss were expected to be between $3 million to $6 million and $.06 to $.09, respectively, after adjusting for the above items.

"We have taken quick and aggressive action to restructure operations and cut costs," Company Leader Charles D. Morgan said. "The impact of the economy prompted us to reduce payroll expense and accelerate our focus on the new technologies we have developed and required a write-down of older technology. As our cost structure is largely fixed, these actions were necessary to bring costs in line with current revenues in this difficult economic climate. These actions have resulted in a reduction in the quarterly expense run rate beginning July 1. These savings are in addition to the actions taken in April and are well above the $17 million to $20 million in savings per quarter projected on June 25, 2001.

"We are the leader in the customer data integration space, we have powerful new software in AbiliTec, we have some of the best customers in the world and are building strong alliance partnerships with some of the most successful companies in customer relationship management," Morgan said. "With the actions we have taken on the cost side of the business, Acxiom has become much leaner so that when the economy recovers, we will be positioned extremely well for significant long-term success. In the short term, we are very encouraged by recent new business wins and promising prospects, many of which will begin contributing to revenues in the second and third quarters. We are confident of our ability to fulfill our forecasted Q2 and FY2002 expectations."

New Business
Utilizing subscription revenue recognition, Acxiom recognized $5 million in AbiliTec revenue in Q1. While the Company has not seen substantial loosening up of spending on major projects, there have been several significant deals closed recently or that the
Company expects to close soon that will contribute revenue in Q2 and beyond. These represent new deals with both existing and new customers.

"Our first AbiliTec beta customer, eFunds, has achieved another first - becoming the first client to renew its original AbiliTec contract, and we also recently extended our outsourcing agreement with them," Morgan noted.

Also in the quarter, the Company's pipeline for new business continued to have much activity. The Company closed or expects to soon close new contracts and contract extensions of one to five years totaling approximately $200 million in total revenues, representing more than $50 million in additional annual revenues. With our new revenue recognition policies, this $50 million in new annual revenue will begin phasing in during Q2 and Q3.

Outlook
The financial projections stated today are based on the Company's current expectations. These projections are forward looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed in the future.

Our current assumption concerning general economic activity is that we do not expect substantial improvement during this fiscal year, and our guidance is structured accordingly.

For the second quarter ending September 30, 2001, the Company expects revenue in the range of $215 million to $225 million and earnings per share of $.07 to $.10. For the fiscal year ending March 31, 2002, the Company expects revenue of $880 million to $900 million. Earnings per share for fiscal 2002 is expected to be $.28 to $.33, after adjusting for non-recurring items in the first quarter.

For the fiscal year ending March 31, 2002, the Company expects operating cash flow of $90 million to $110 million as well as positive free cash flow. Depreciation and amortization for the fiscal year is expected to be $110 million to $115 million.
Capitalization of deferred expenses and software development costs is expected to be $60 million to $70 million. Capital expenditures are expected to be $40 million to $50 million.

For the year ending March 31, 2003, the Company expects revenue growth of approximately 20% and earnings per share of $.65 to $.75.

Other Items
The Company has secured a waiver of applicable financial loan covenants for the quarter ended June 30, 2001. The Company is working with its lenders on an amendment to the revolving credit facility and other affected debt obligations and expects to have the amendments in place by mid August.

These results reflect the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible
Assets" (SFAS No. 142), effective April 1, 2001. In general, SFAS No. 142 requires that goodwill not be amortized but instead be tested annually for impairment.

About Acxiom Corporation
Acxiom Corporation, a global leader in Customer Data Integration (CDI) and customer recognition infrastructure, enables businesses to develop and deepen customer relationships by creating a single, accurate view of their customers across the enterprise. Acxiom achieves this by providing CDI software, database management services, and premier customer data content through its AbiliTec(TM),
Solvitur(R)and InfoBase(R)products, while also offering a broad range of information technology outsourcing services. Founded in
1969, Acxiom (Nasdaq: ACXM) is based in Little Rock, Arkansas, with locations throughout the United States and with operations in the United Kingdom, France, Spain and Australia. Acxiom revenues were $1.01 billion for its most recent fiscal year ended March 31,
2001. For more information, please visit WWW.ACXIOM.COM.
                                          --------------

This press release and the conference call to be held tomorrow contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially; such statements include but are not necessarily limited to the following: 1) that sales of AbiliTec will continue to be strong; 2) that there will continue to be strong customer demand for AbiliTec; 3) that AbiliTec will continue to drive the long-term success of the Company; 4) that the
Company is quickly accomplishing its goal of AbiliTec becoming the de facto standard for Customer Data Integration; 5) that AbiliTec can provide tremendous value to companies that seek to grow revenue, satisfy customers and control costs; 6) that the adoption of subscription revenue recognition for AbiliTec revenues was the right choice for the Company and that such adoption will have the expected impact and effect upon the Company, including, but not limited to, many long-term benefits, a better matching of cash flow to earnings, and that it will allow the business of Acxiom to be more predictable and transparent; 7) that the write-offs and charges are appropriate; 8) that the revenue and earnings projections will be within the indicated ranges; 9) that the adoption of
SAB 101 and SFAS No. 142 will have the anticipated impacts; 10) that the Company will be able to effectively implement and continue its expense reduction efforts, within the indicated ranges; 11) that the Company's cash flow will be within the indicated range;
12) that the indicated revenue, earnings per share, cash flow, tax rate, depreciation, amortization, capital expenditures, software development and the indicated growth rates for future periods will be within the indicated amounts and ranges; 13) that the Company is confident of its ability to meet the forecasted Q2 and FY 2002 expectations; 14) that the Company will be able to amend its credit arrangements satisfactorily; and 15) that the economic environment and business conditions will remain difficult to predict and that general economic activity could continue to decline; 16) the positioning of the Company for significant long term success when the economy recovers. The following are important factors, among others, that could cause actual results to differ materially from these forward-looking statements. With regard to all statements regarding AbiliTec: the complexity and uncertainty regarding the development of new software and high technologies; the difficulties associated with developing new AbiliTec products and
AbiliTec Enabled Services; the loss of market share through competition or the acceptance of these or other Company offerings on a less rapid basis than expected; changes in the length of sales cycles; the introduction of competent, competitive products or technologies by other companies; changes in the consumer and/or business information industries and markets; the Company's ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; the impact of changing legislative, accounting, regulatory and consumer environments in the geographies in which AbiliTec will be deployed. With regard to the statements that generally relate to the business of the Company, all of the above factors: the possibility that certain contracts may not be closed or closed within the anticipated time frames; the possibility that economic or other conditions might lead to a reduction in demand for the Company's products and services; the possibility that the current economic slowdown may worsen and/or persist for an unpredictable period of time; the possibility that significant customers may experience extreme, severe economic difficulty; the continued ability to attract and retain qualified technical and leadership associates and the possible loss of associates to other organizations; the ability to properly motivate the sales force and other associates of the
Company; the ability to achieve cost reductions and avoid unanticipated costs; the possibility that the Company will not be able to amend its credit arrangements within the indicated time frame; the continued availability of credit upon satisfactory terms and conditions; changes in the legislative, accounting, regulatory and consumer environments affecting the Company's business including but not limited to litigation, legislation, regulations and customs relating to the Company's ability to collect, manage, aggregate and use data; data suppliers might withdraw data from the Company, leading to the Company's inability to provide certain products and services; short-term contracts affect the predictability of the Company's revenues; the possibility that the amount of ad hoc project work will not be as expected; the potential loss of data center capacity or interruption of telecommunication links; postal rate increases that could lead to reduced volumes of business; customers that may cancel or modify their agreements with the
Company; the successful integration of any acquired businesses; and other competitive factors. With respect to the providing of products or services outside the Company's primary base of operations in the U.S.: all of the above factors and the difficulty of doing business in numerous sovereign jurisdictions due to differences in culture, laws and regulations. Other factors are detailed from time to time in the Company's periodic reports and registration statements filed with the United States Securities and Exchange
Commission. Acxiom believes that it has the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast. Acxiom undertakes no obligation to update the information contained in this press release or any other forward-looking statement.

Acxiom, InfoBase and Solvitur are registered trademarks of Acxiom, RTC, Inc.  AbiliTec is a trademark of Acxiom Corporation.

                                                                  ##

                                      ACXIOM CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (Unaudited)
                               (Dollars in thousands, except earnings per share)

                                                                           For the Three Months Ended
                                                                                   June 30,
                                                              ---------------------------------------------------
                                                                                 2001                       2000
                                                              ---------------------------------------------------
Revenue                                                                       205,038                    239,573
Operating costs and expenses:
    Salaries and benefits                                                      93,548                     87,445
    Computer, communications and
      other equipment                                                          81,727                     41,670
     Data costs                                                                30,789                     26,080
    Other operating costs and expenses                                         46,408                     53,252
     Gains, losses and nonrecurring items, net                                 45,342                    (3,064)
                                                              ---------------------------------------------------
                  Total operating costs and expenses                          297,814                    205,383
                                                              ---------------------------------------------------

Income (loss) from operations                                                (92,776)                     34,190
                                                              ---------------------------------------------------
Other income (expense):
    Interest expense                                                          (6,742)                    (5,469)
    Other, net                                                                  (791)                      8,222
                                                              ---------------------------------------------------
                                                                              (7,533)                      2,753
                                                              ---------------------------------------------------
Earnings (loss) before income taxes and cumulative
    effect of change in accounting principle                                (100,309)                     36,943
Income taxes                                                                 (36,670)                     14,223
                                                              ---------------------------------------------------
Earnings (loss) before cumulative effect of
    change in accounting principle                                           (63,639)                     22,720
Cumulative effect of change in accounting

    principle, net of tax benefit                             -                                           37,488
                                                              ---------------------------------------------------
Net loss                                                                     (63,639)                   (14,768)
                                                              ===================================================
Basic earnings (loss) per share:
    Earnings (loss) before cumulative effect of
    change in accounting principle                                             (0.71)                       0.26
    Cumulative effect of change in accounting principle
                                                              -                                           (0.43)
                                                              ---------------------------------------------------
     Net loss                                                                  (0.71)                     (0.17)
                                                              ===================================================
Diluted earnings (loss) per share:
    Earnings (loss) before cumulative effect of change
    in accounting principle                                                    (0.71)                       0.24
    Cumulative effect of change in accounting principle
                                                              -                                           (0.41)
                                                              ---------------------------------------------------
     Net loss                                                                  (0.71)                     (0.17)
                                                              ===================================================

                          ACXIOM CORPORATION AND SUBSIDIARIES
                                  REVENUES BY SEGMENT
                                      (Unaudited)
                                                  (Dollars in
                           thousands)

                                                         For the Three Months Ended
                                                                 June 30,
                                                   -------------------------------------
                                                             2001                  2000
                                                   -------------------------------------

Services                                                  149,422               171,061
Data and Software Products                                 32,854                30,401
I. T. Management                                           52,966                55,802
Intercompany eliminations                                (30,204)              (17,691)
                                                   ---------------     -----------------

Total Revenue                                             205,038               239,573
                                                   ===============     =================

                                   ACXIOM CORPORATION AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED BALANCE SHEETS
                                               (Unaudited)
                                         (Dollars in thousands)
                                                              June 30, 2001        March 31, 2001
                                                              -------------        --------------
                             Assets
                             ------
Current assets:
  Cash and cash equivalents
                                                                $ 9,829              $ 14,176
  Trade accounts receivable, net
                                                                 179,993              196,107
  Deferred income taxes
                                                                  38,168               36,211
  Other current assets
                                                                 111,185              105,953
                                                                ------------       ------------
     Total current assets
                                                                 339,175              352,447
                                                                ------------       ------------
Property and equipment
                                                                 401,209              426,847
  Less - Accumulated depreciation and amortization
                                                                 191,220              181,507
                                                                ------------       ------------
Property and equipment, net
                                                                 209,989              245,340
                                                                ------------       ------------
Software, net of accumulated amortization
                                                                  57,364               63,906
Excess of cost over fair value of net assets acquired
                                                                 172,286              172,741
Purchased software licenses, net of accumulated amortization
                                                                 166,189              168,673
Unbilled and notes receivable, excluding current portions
                                                                  65,914               71,735
Deferred costs, net of accumulated amortization
                                                                 109,077              108,928
Other assets, net
                                                                  51,807               48,955
                                                                ------------       ------------

                                                              $1,171,801           $1,232,725
                                                                ------------       ------------
              Liabilities and Stockholders' Equity
              ------------------------------------
Current liabilities:
  Current installments of long-term debt
                                                                 31,100                31,031
  Trade accounts payable
                                                                 48,179                68,882
  Accrued merger, integration and impairment costs
                                                                 13,216                 3,215
  Accrued payroll and related expenses
                                                                 17,768                18,467
  Other accrued expenses
                                                                 41,426                49,767
  Deferred revenue
                                                                 36,756                31,273
  Income taxes
                                                                 -                     11,685
                                                                ------------       ------------
    Total current liabilities
                                                                 188,445              214,320
                                                                ------------       ------------
Long-term debt, excluding current installments
                                                                 450,353              369,172
Deferred income taxes
                                                                 -                     32,785
Stockholders' equity:
  Common stock
                                                                   9,099                9,055
  Additional paid-in capital
                                                                 332,505              351,921
  Retained earnings
                                                                 200,116              263,755
  Accumulated other comprehensive income (loss)                   (6,470)              (5,996)
  Treasury stock, at cost                                         (2,247)              (2,287)
                                                                ------------       ------------
  Total stockholders' equity
                                                                 533,003              616,448
                                                                ------------       ------------
Commitments and contingencies

                                                              $1,171,801           $1,232,725
                                                                ------------       ------------

                                     ACXIOM CORPORATION AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (Unaudited)

(Dollars in thousands)
                                                                            For the Three Months Ended June 30,

                                                                                       2001              2000
                                                                                       ----              ----
Cash flows from operating activities:

  Net loss                                                                $          (63,639)          (14,768)
  Non-cash operating activities:

    Depreciation and amortization                                                     42,446            28,521

    Loss (gain) on disposal or impairment of assets, net                              45,354           (16,828)

    Cumulative effect of change in accounting principle                                    -            37,488

    Deferred income taxes                                                            (34,742)                -
   Changes in operating assets and liabilities:

      Accounts receivable                                                             15,654            (1,420)

      Other assets                                                                    (5,194)          (21,974)

      Accounts payable and other liabilities                                         (37,024)          (36,902)

      Merger, integration and impairment costs                                        (2,135)          (13,995)

                                                                                ------------      ------------

      Net cash used by operating activities                                          (39,280)          (39,878)

                                                                                ------------      ------------
   Cash flows from investing activities:

    Proceeds from the disposition of assets                                              127            34,121
    Capitalized software                                                              (5,935)          (10,224)
    Capital expenditures                                                              (8,867)          (10,561)

    Deferral of costs                                                                 (8,612)           (5,337)
    Investments in joint ventures                                                     (3,689)           (4,315)

    Net cash paid in acquisitions                                                          -          (14,133)
                                                                                ------------       -----------
      Net cash used by investing activities                                          (26,976)          (10,449)
                                                                                ------------       -----------
   Cash flows from financing activities:

    Proceeds from debt                                                               102,113            36,402
    Payments of debt                                                                 (20,861)           (3,101)

    Sale of common stock                                                               3,210             4,340

    Acquisition of treasury stock                                                          -           (4,749)

    Payments on equity forward contracts                                             (22,544)           (1,370)
                                                                                ------------      ------------

      Net cash provided by financing activities                                       61,918            31,522
                                                                                ------------      ------------

      Effect of exchange rate changes on cash                                            (9)             (116)
                                                                                ------------      ------------
      Net decrease in cash and cash equivalents                                      (4,347)          (18,921)

  Cash and cash equivalents at beginning of period                                    14,176            23,924
                                                                                ------------      ------------

  Cash and cash equivalents at end of period                                        $  9,829             5,003
                                                                                ------------      ------------
  Supplemental cash flow information:
    Cash paid during the period for:

      Interest                                                                      $  6,714             4,767

      Income taxes                                                                    12,192             1,513
                                                                                ------------      ------------

                                                                                                                       EXHIBIT 99(b)

                                                       Notes for Conference Call
                                                             July 24, 2001
                                                             8:00 a.m. CDT

Good Morning.  With us this morning are Charles Morgan, Bob Bloom, Caroline Rook and several other Acxiom leaders.

After market close yesterday, we announced first quarter results, which were in line with the expectations that we set in our June
25th release. In that press release, we warned that we expected a revenue shortfall and earnings miss for the first quarter ended
June 30. We also announced that we expected first quarter revenues to be approximately $205 million and that we expected a loss on operations of between three and six million dollars and a per share loss of six to nine cents, adjusting for non-recurring items. As we explained in yesterday's press release, we met those expectations.

As we mentioned in the June 25 press release, our revenues continue to be seriously impacted by the economic climate. We have maintained our base of customers, but have experienced weak revenues across all lines of business due to the economy. We haven't lost any contracts, and our revenue under long-term contracts continues to be above 70 percent. However, variable revenues tied to those long-term contracts have been weak as customers decide to cut out additional marketing cycles and campaigns, which they normally would add to their marketing plans.

This shortfall created a need for decisive action and we have acted. We made the decision to change Acxiom's strategy regarding technology and to cut expenses below our go forward revenue run rate so that we will be profitable immediately and we accomplished this in the last few weeks of June. This restructuring has been completed.

Charles will update us later regarding these cost reductions, as well as the new business activity we have closed in the quarter or expect to close in Q2, which is quite strong. But now, I will turn it over to Bob Bloom, for the financial review.

BLOOM'S COMMENTS
-----------------
Before I get started, I would like to mention at this time that this conference call contains forward-looking statements that involve risks and uncertainties, including statements about future growth. Actual results could differ, based upon market conditions and other risks detailed from time to time in the company's SEC filings. We have included a comprehensive statement concerning the forward-looking nature of this disclosure in our press release. Since you each have access to that press release, we incorporate that statement in its entirety without reading it to you at this time.

Consolidated revenue for the quarter of $205.0 million reflects a 14% decrease from the first quarter last year.

The Services segment reported revenue of $149.4 million for the quarter representing a 13% decrease over the first quarter last year, reflecting the deferral of project work that Rodger noted.

The Data products segment revenue of $32.9 million for the first quarter increased 8% over the year earlier period.

The IT  Management  segment (or  Outsourcing)  revenues for the quarter of $53.0  million  reflects a 5% decrease  from the prior year. Revenue from the IT segment would have been slightly higher, excluding the impact of the Wards contract revenue lost.

The increase in the intercompany elimination reflects higher AbiliTec and InfoBase data revenues sold by the Services Divisions in the current quarter, partially attributable to the impact of subscription accounting.

Rodger is going to provide details on the restructure charge in a minute. Most of the charge not reflected on the separate line impacted the computer, communications and other equipment line, and to a much lesser extent, payroll and other operating expenses.

Salaries and benefits increased 7% over the prior year. Excluding the impact of expenses that are not expected to recur in future quarters, salaries were fairly flat to the prior year, reflecting primarily the impact of pay reductions taken in the current fiscal year, offsetting headcount increases from the prior year.

Computer and communications expense increased substantially over the prior year, largely as a result of accelerated amortization and equipment writedowns. Excluding the impact of the charge and expenses not expected to recur, the increase in computer costs is 15%.

Data expense for the quarter increased 18% over the same quarter last year, reflecting primarily higher data costs on higher
Allstate revenues quarter over quarter, along with new data sources and higher data royalties on InfoBase data sales.

Other  operating  expenses  decreased  13% from the prior year  primarily  as a result of lower  hardware  sales than the year earlier period.

Interest expense of $6.7 million was higher than the year earlier period, largely due to higher average debt balances.

Basic and diluted  weighted  average  shares for the quarter were 89.9 million  compared to last year of 88.0 million  basic shares and 97.5 million on a diluted basis.

DSO's were 75 days at June 30, which compares with 70 days at March 31.

Negative cash flow from operations for the quarter was $39.3 million, compared to $39.9 million a year ago. The June operating cash flow includes a $12 million tax payment related to the prior year, along with a reduction in payables related to equipment acquired where payment was deferred until fiscal 2002. The June ending quarter has historically generated negative operating cash flow as a result of being the lowest seasonal revenue quarter coupled with our fixed cost environment. Negative cash flow (before investments in JV's, acquisitions and divestitures) was $62.7 million for the current quarter, which compares to $66 million for the year earlier quarter.

As a result of the cost actions we have taken, together with our earnings outlook, we expect positive free cash flow for the full fiscal year. We also expect to significantly lower our previous guidance for capital expenditures.

Debt to capital was 46% at June 30 compared to 37% at March 31 and 35% a year ago. Included in debt is the $115 million convertible debenture. Assuming this debenture converts to equity, debt to capital at June 30 is 34%. Debt to capital was impacted by the tax payment and payables noted above, coupled with a $20 million payment on the equity forward contract.

As the press release points out, we have received waivers on applicable loan covenants as of June 30. The waiver received 100% bank approval, while only 51% approval was required. We are currently working on amendments to financial covenants, which will be more appropriate given our movement to subscription accounting and asset writedowns. We expect to have these amendments in place by mid
August and based on indicative terms in conditions, do not expect any material negative implications.

Thanks Bob. I will briefly discuss the restructuring of operations that we announced in our June 25th press release. Acxiom has been in the process of migrating from older technology-based solutions to new technology-based solutions for the past several years.
We have been migrating from mainframes to servers, and more recently we have been migrating from our traditional customer data integration solutions to AbiliTec-driven processes which are much more efficient and deliver dramatically improved results. These new AbiliTec-driven processes and the newer technology that supports them have revolutionized Acxiom's capabilities to deliver customer data integration to our customers. Due to the economic situation, we decided to accelerate our focus on these new technologies that we have developed, and to accelerate our efforts to eliminate the older technology and processes we have traditionally deployed. In this economic climate, we realize that we can no longer carry the burden of both the old technology and processes and the new technology and processes. This led to our decision to change our strategy. This change in strategy resulted in a restructuring of operations which led to the write-down of some of our old technology.

In our June 25th press release, we announced that we expected primarily non-cash write-offs in the range of up to $80 million to $90 million attributed to this restructuring of operations. In yesterday's press release we announced a slightly lower figure of approximately $71 million in special charges and operating expenses associated with this restructuring which consisted of $45 million in special charges, and approximately $26 million of operating expenses. In the quarter, we also incurred approximately $18 million in depreciation, amortization and other expenses which will not recur in future quarters.

The $45 million special charge included approximately $ 8 million in workforce related and payroll related items, approximately $31 million in equipment write-downs, approximately $4 million in contract and lease termination costs and approximately $2 million is miscellaneous other write-offs associated with this restructuring.

The $26 million in charges included in operating expense categories included approximately $16 million in accelerated amortization of capitalized and purchased software, approximately $4 million in accelerated amortization of equipment and deferred costs and approximately $6 million in miscellaneous other accruals and write-offs.

The cash portion of all of these write-offs are expected to be approximately $14 million which are primarily associated with severance and termination charges for leases and other contracts. We expect the expense actions associated with this restructuring of operations to reduce the quarterly run rate of operating expenses to below $195 million excluding the cost of hardware related to server sales.

I will now turn it over to Charles Morgan who will update us on the expense run rate reductions, the bridge from Q1 to Q2 and new business activity.

MORGAN'S COMMENTS
-----------------
Rodger and Bob have given you more details about our financial performance in Q1 and the actions we've taken to position us for success in Q2 and beyond.

Clearly, Q1 was an extraordinary quarter - for all the wrong reasons.

The economy - and our clients' and prospects' reactions to it - hurt us worse than we had expected, and our results show that.

After nearly 10 years of consistent success, we had come to view the amount of revenue generated by existing customers to be very dependable. We've now learned that it's not automatic.

We'd seen some sectors of our business slow before, but invariably others would pick up and there would be no major net effect.
There would be only modest variation from our standard seasonal patterns.

But things certainly changed in the last two quarters.

The harsh realities of the situation forced us to take decisive actions...and those now are finished: We have competed the workforce reduction that led our aggressive expense-cutting initiative along with the restructuring. We are now more clearly and single-mindedly focused on the solutions and supporting technologies that define our go-forward business strategy.

We are all fully confident that these actions have positioned us to make this second quarter of FY2002 the quarter in which Acxiom re-establishes our track record of success.

Yes, the economy has dealt us some tough blows, just like it has so many other companies. But we couldn't wait for the economy to recover before we recovered. And this situation has also caused us to make some decisions and take some actions that will be good for us in the future.

We now have the right expense  structure,  and the right  business  pipeline,  to succeed even during this economic  downturn.
And the successes that we will achieve in this economy will ramp us up even more quickly, when the economy does improve.

We're confident that we're lining up to repeat what happened to us after the recession of 1991. Coming out of that downturn (after a
7% layoff) we had dramatic improvements in revenue and profitability for the next three or four years. And we expect a repeat performance this time around - because we've got superior products and services compared to our offerings a decade ago, we've joined forces with top-tier alliance partners, our expense structure has been aggressively reduced, we're starting to see positive momentum in revenue, and the pipeline remains strong. And as I will report in a few minutes, we are starting to close more business.
---------------
Our intense expense reduction efforts began in Q4, and we've phased in cuts in several areas through Q1. Our operating expenses for
Q1 were $298 million. When you remove the restructuring charge and the other expenses that won't recur in Q2 - all of which Rodger just detailed for you - you'll see that our Q1 operating expenses were $209 million.

And we've taken action that has resulted in approximately $16 million in additional expenses that won't recur in Q2 and beyond, and that leaves us with a Q2 expense run rate of between $192 million and $194 million - (note that this does not include the cost for the hardware that is being resold.)

The largest cut is a $7 million reduction in our salaries and benefits, achieved primarily through a 7 percent workforce reduction that occurred at the end of June. Other cuts that helped us reach the $192 million-$194 million level included $1.5 million in cuts in the consultants/outside services area, another $700,000 in advertising and more cuts in building and related costs, T&E, administration, office supplies and operating supplies. You get the idea; we have cut expenses in every area of the business.

The major line items that make up that $192 million to $194 million - a number that doesn't include any company wide incentives or hardware sales - are approximately $80 million in salaries and benefits, approximately $50 million in total computer and other, and approximately $25 million in total data owner's expense. It does, however, include similar levels of investment in AbiliTec and supporting technologies. We can't afford to let any of that momentum slow down. In other words we are continuing to invest in the
AbiliTec and related product's software, but the infrastructure will require little additional capital expenditure.

We feel very confident that we'll achieve our Q2 expense target, and that's why we've got such a tight range. We have the right controls and processes in place that give us confidence in our ability to forecast revenue and expense. One example of this is a detailed revenue tracking system by customer, a web-based tool that is updated weekly by the associates who are managing those customer relationships on a day-to-day basis. This is a brand new system and is going to help us keep closely attuned to each customer revenue activity.

These controls and processes are working. We told you a month ago that we'd have $205 million in revenue, and that's exactly where we came in. And we were less than 1 percent off on our expense forecast.

Our Q1 experiences gave us a clearer view of our true core revenue base in a tough economic environment and our weakest seasonal quarter. And with that knowledge and the gathering momentum created by our subscription revenue recognition policy - we know our new expense run rate is set at a level that will ensure our profitability.

Our clients and prospects have expressed their confidence in Acxiom's products and services, and in the people who deliver them.

We're the established leader in the customer data integration space, a space we created and a space that has been validated by the offerings of our competitors and in the language they use to describe them.

We talk a lot about our high percentage of revenue under long-term contract and are proud of our list of blue-chip customers. They continue to show their confidence in Acxiom by signing new deals and increasing our role in helping them manage their business more effectively and efficiently.
--------
Now let me tell you about some new deals that will contribute to our Q2 revenue. In our news release we told you this new business totaled more than $50 million in additional annual revenues. Let me tell you a little about a few of the major new pieces of business we've landed.

We've reached a new deal worth $6 million a year with one of our largest financial services clients and will receive an additional
$2.5 million from this customer for managing another of its internal databases. On the $6 million deal, we'll receive $450,000 in Q2 and then $1.5 million in Q3, Q4 and beyond.

We've got a 5-year, $30 million Solvitur4 solution in place with another major financial services client, and another 3-year, $3.5 million deal signed with this client for a risk-analysis management database.

We're seeing a $2 million a year up-tick with another financial services client and have just in the last few days been awarded a
2-year, $12 million AbiliTec deal with yet another financial services client, for whom we previously had primarily done only project work.

eFunds, our first AbiliTec beta customer, has achieved another first - becoming the first client to renew their original AbiliTec contract - and we also recently extended our outsourcing agreement with them.
--------
That's all new business with established Acxiom clients, and I've only hit the high spots.

We also have landed significant business with new clients, some very large deals, as well as several million in IT Outsourcing and in our Strategic Alliances business.

We've seen lots of progress with the 7 top-tier channel partners that we're working with to OEM AbiliTec into their solutions.

A senior executive with IBM was in Little Rock last week to demonstrate a new enterprise customer analytics solution that allows real-time personalization in a web, call-center or face-to-face transaction. AbiliTec and InfoBase are at the heart of the solution, and IBM's sales force is now on the streets selling it.

I could still go on with particulars of more deals we've completed - some that have just been signed, others that have started contributing revenue and still others that will contribute revenue in later quarters. For example just yesterday we signed an
AbiliTec deal through Oracle, not a large deal, but further evidence that our channel strategy is really going to take off once our technology is fully integrated with our channel partners products. .... And the pipeline remains rich from both channels and direct.

But I think I've given you enough information to help you understand that things are picking up. Some of those pending deals that we've been telling you about for the last couple of quarters have closed. Right now financial services is leading the way which I suspect is a direct result of many of them beating estimates this quarter.

While I don't have exact numbers, I am confident that we've closed more deals in the last 30 days than we did in the previous 90 days.

However, other deals are still delayed a bit, and sales cycles continue to be fairly long in this economic climate. We are seeing no general loosening up in spending on major projects, and transactional volumes have not picked up dramatically. The signs are better, however - for example our customer-briefing center is very busy. Today we have one of our biggest prospects in for a meeting in that center. Actually I will meet with them just after we finish this call.

I can state with confidence that the revenue run rates are not dropping any further. We are past the low point and moving into a seasonally better period for our business.

And we are seeing some breakthroughs - even in the sales cycle pattern. We recently sent a team on a call to a major catalog retailer, a company we've never gotten a nickel out of despite 20 years of trying.

The Acxiom team used a new presentation we've developed to provide the analysis of their database through our Opticx process. The database was the cleanest and most accurate we've seen after running more than 250 companies' data through this Opticx process.
(yesterday I saw the Opticx data analysis from an investment banking firm and it was some of the worst)

But we were still able to show them how AbiliTec and Acxiom services could save them millions in mail expenses, and we showed it to them with a clear-cut ROI analysis.

With that evidence presented in the compelling Opticx format, this long-time prospect agreed to finally become an Acxiom client, and the process took weeks rather than many months or years.

That's the speed at which we like to see business deals move. We don't have a contract with this company yet, but I'm confident that we'll close the deal in time for it to contribute some Q2 revenue. This is an example of the focus we're putting on the rapid deployment of Acxiom's products and services.

We were able to show this company that AbiliTec would make them money in the first quarter after they implement it, as well as all quarters that follow. They couldn't afford NOT to use AbiliTec.

--------------------

Clearly, this has been a time of transition for Acxiom - new CDI software, a heightened focus on and renewed commitment to new technologies, plus our new revenue recognition policies.

But the transition is almost complete. We've got our tough times behind us and are positioned to begin taking advantage of this new landscape.

Our expense base is low, and it has made us lean and efficient.

Our revenue base is growing, and as more new business is booked, the subscription revenue recognition policy will start paying dividends.

We will be profitable in Q2, and even more profitable in Q3, in Q4 and in FY2003.

As always, we appreciate your interest in Acxiom and for the opportunity to tell you our story.

We're excited about our AbiliTec-driven future - both in the short term and in the long term.

We are all confident that the greatest days at Acxiom are ahead of us. And I think I can speak for everyone in saying we've made the changes necessary to get there as quickly as possible.

Thanks again, and now I'll turn it back over to Rodger.
-------------------
Thanks Charles.

As Charles explained, we have cut expenses aggressively and we are confident that we will show profits that meet or exceed the guidance provided and that those profits will increase sequentially quarter-by-quarter as we close the new business in the pipeline that Charles discussed. As our new subscription revenue phases in as we are able to begin recognizing revenue on this new business, we expect our profits to continually grow over the next several quarters and we expect our earnings per share for the next four quarters beginning July 1, 2001 to be in the range of $.50 to $.55 which is the same expectation as we announced in the June 25th press release.
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That completes our prepared remarks.

We'll now open the floor for a brief question and answer period...
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With that, we will close the question and answer period and the conference call. Thank you for your interest in Acxiom. Bob Bloom and the rest of us will be available to answer individual questions the rest of the day. Thank you.